share PURCHASE AGREEMENT

THIS share PURCHASE AGREEMENT dated as of the 6th day of June, 2017,

between:

sustainable petroelum group inc., a company duly incorporated under the laws of the State of Nevada, having its executive office located at 2316 Pine Ridge Road, 383, Naples, Florida, 34109

(the “Purchaser”)

AND:

christopher grunder, a businessman with an office located at Falkenstrasse 28, Zurich, Switzerland, 8008.

(the “Vendor”)

WHEREAS:

A. the Vendor is the registered and beneficial owner of 2,000 shares in the capital of SP Group (Europe) AG (the “SP Shares”);

B. the Vendor wishes to sell, and the Purchaser wishes to purchase, the SP Shares on the terms and conditions set out in this agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of $1.00 and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1.	The Vendor agrees to sell and the Purchaser agrees to purchase the SP Shares for and at a deemed price of US $21,000 at the date of this agreement.

2.	The Purchaser will issue and deliver 6,000 restricted shares of common stock in the capital of the Purchaser (the “Restricted Shares”) to the Vendor as consideration for the transfer of the SP Shares.

3.	The Vendor represents and warrants to the Purchaser that:

a.	the Vendor owns its respective SP Shares as the legal and beneficial owner thereof, free of all liens, claims, charges and encumbrances of every nature and kind whatsoever. The SP Shares are fully paid and non-assessable and the Vendor has due and sufficient right and authority to enter into this agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the SP Shares to the Purchaser;

b.	No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of the SP Shares, with the exception of this agreement;

c.	(i) the Vendor is not a “U.S. person” as that term is defined in Rule 902(c) of Regulation S; (ii) at the time of signing this agreement, the Vendor was outside the United States and no offer of the Restricted Shares was made to the Vendor within the United States; (iii) the Vendor acquired the Restricted Shares for its own account and not on behalf of any U.S. person, and the acquisition of the Restricted Shares has not been prearranged with any buyer in the United States; and (iv) the Vendor is not a distributor as defined in Regulation S. The Vendor will not, before the expiration of 12 months from the date of issuance of the Restricted Shares (the “Restricted Period”), offer or sell the Restricted Shares to U.S. persons or for the account or benefit of U.S. persons and then will only offer and sell the Restricted Shares in compliance with the provisions of Regulation S;

d.	the Vendor understands that the Restricted Shares have not been registered under the U.S. Securities Act of 1933 and are being offered and acquired pursuant to Regulation S based in part upon the representations of the Vendor, and that the Purchaser is relying on the truth and accuracy of the Vendor’s representations and warranties to determine whether the offer and acquisition of the Restricted Shares is exempt from registration under the U.S. Securities Act of 1933; and

e.	the Vendor acknowledges that it has had the opportunity to review this agreement and the transactions contemplated by it with its own legal counsel. The Vendor is relying solely on its counsel and not on any statements or representations of the Purchaser or any of its agents for legal advice with respect to this investment or the transactions contemplated by this agreement except for the representations, warranties and covenants specifically stated.

4.	The Purchaser represents and warrants to the Vendor that:

a.	the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted;

b.	the Purchaser has taken the corporate action that is necessary for the authorization, execution and delivery of this agreement, the performance of the Purchaser’s obligations, and the authorization, issuance and delivery of the Restricted Shares, and this agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms; and

c.	the Restricted Shares, when issued and delivered in accordance with the terms of this agreement will be duly and validly issued and outstanding, fully paid and non-assessable, and based in part on the representations and warranties of the Vendor will be issued in compliance with all applicable federal, state and other applicable securities laws.

5.	All representations, warranties, covenants and agreements made by the parties in this agreement or pursuant hereto will, unless otherwise expressly stated, survive the time of closing and will continue in full force and effect.

6.	The effective date of sale and purchase of the SP Shares is July 6th, 2017.

7.	This agreement will ensure to the benefit of and will be binding upon the Vendor and the Purchaser and upon their respective successors and assigns.

8.	Time will be of the essence of this agreement.

9.	The parties will sign such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of the agreement.

IN WITNESS WHEREOF the parties have signed this Share Purchase Agreement as of the day and year first above written.

Sustainable Petroleum Group Inc.

Per:	/s/ Christian Winzenried
Christian Winzenried, CEO

Christopher Grunder

Per:	/s/ Christopher Grunder
Christopher Grunder